Exhibit 21.1

List of significant subsidiaries (as defined in Regulation S-X, Rule 1-02) of JER Investors Trust Inc.

•	JER CRE CDO 2005-1 Depositor, LLC

•	JER CRE CDO 2005-1, Limited

•	JER CRE CDO 2005-1, LLC

•	JER Investors Trust Finance Company GS, LLC

•	JER CRE CDO 2006-2 Depositor, LLC

•	JER CRE CDO 2006-2, Limited

•	JER CRE CDO 2006-2, LLC